Exhibit 3.1

THE COMPANIES ACT (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHURCHILL CAPITAL CORP XIII

(ADOPTED BY SPECIAL RESOLUTION DATED 30 JULY 2026)

Filed: 31-Jul-2026 08:35 EST
www.verify.gov.ky File#: 429987	Auth Code: G34770254544

THE COMPANIES ACT (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHURCHILL CAPITAL CORP XIII

(ADOPTED BY SPECIAL RESOLUTION DATED 30 JULY 2026)

1	The name of the company is Churchill Capital Corp XIII (the Company).

2	The registered office of the Company will be situated at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands, or at such other location as the Directors may from time to time determine.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (Revised) of the Cayman Islands (the Companies Act).

4	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7	The authorised share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to subdivide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

Filed: 31-Jul-2026 08:35 EST
www.verify.gov.ky File#: 429987	Auth Code: G34770254544

THE COMPANIES ACT (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHURCHILL CAPITAL CORP XIII

(ADOPTED BY SPECIAL RESOLUTION DATED 30 JULY 2026)

Filed: 31-Jul-2026 08:35 EST
www.verify.gov.ky File#: 429987	Auth Code: G34770254544

CONTENTS

1	INTERPRETATION	1
2	PRELIMINARY	6
3	SHARES	7
4	FOUNDER SHARES CONVERSION, ANTI-DILUTION RIGHTS AND LIMITATIONS	8
5	MODIFICATION OF RIGHTS	10
6	CERTIFICATES	11
7	FRACTIONAL SHARES	11
8	LIEN	12
9	CALLS ON SHARES	12
10	FORFEITURE OF SHARES	13
11	TRANSFER OF SHARES	14
12	TRANSMISSION OF SHARES	15
13	ALTERATION OF SHARE CAPITAL	15
14	REDEMPTION, PURCHASE AND SURRENDER OF SHARES	16
15	TREASURY SHARES	17
16	GENERAL MEETINGS	17
17	NOTICE OF GENERAL MEETINGS	18
18	PROCEEDINGS AT GENERAL MEETINGS	19
19	VOTES OF SHAREHOLDERS	20
20	CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS	21
21	CLEARING HOUSES	22
22	DIRECTORS	22
23	ALTERNATE DIRECTOR	23
24	POWERS AND DUTIES OF DIRECTORS	23
25	BORROWING POWERS OF DIRECTORS	25
26	THE SEAL	25
27	DISQUALIFICATION OF DIRECTORS	26
28	PROCEEDINGS OF DIRECTORS	26
29	DIVIDENDS	29
30	ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	29
31	CAPITALISATION OF RESERVES	30
32	SHARE PREMIUM ACCOUNT	31
33	NOTICES	31
34	INDEMNITY	33
35	NON-RECOGNITION OF TRUSTS	34
36	BUSINESS COMBINATION REQUIREMENTS	35
37	BUSINESS OPPORTUNITIES	38
38	WINDING UP	39
39	AMENDMENT OF ARTICLES OF ASSOCIATION	39
40	CLOSING OF REGISTER OR FIXING RECORD DATE	39
41	REGISTRATION BY WAY OF CONTINUATION	40
42	MERGERS AND CONSOLIDATION	40
43	DISCLOSURE	40
44	CERTAIN TAX FILINGS	41
45	EXCLUSIVE JURISDICTION AND FORUM	41

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Filed: 31-Jul-2026 08:35 EST
www.verify.gov.ky File#: 429987	Auth Code: G34770254544

THE COMPANIES ACT (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHURCHILL CAPITAL CORP XIII

(ADOPTED BY SPECIAL RESOLUTION DATED 30 JULY 2026)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Churchill Capital Corp XIII (the Company) and the following Articles shall comprise the Articles of Association of the Company.

1	INTERPRETATION

1.1	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

Affiliate, in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Articles means these articles of association of the Company, as amended, restated and/or substituted from time to time.

Audit Committee means the audit committee of the Company formed pursuant to Article 30.5 hereof, or any successor audit committee.

Branch Register means any branch Register of such category or categories of Members as the Company may from time to time determine.

Business Combination means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses (the target business), which Business Combination: (a) (for as long as the securities in the Company are listed on the Designated Stock Exchange) is comprised of one or more business combinations (as defined in accordance with the rules and regulations of the Designated Stock Exchange) having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes paid or payable on the income earned on the Trust Fund) at the time of execution of the definitive agreement for such Business Combination; (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the Directors, which must include a majority of the Independent Directors and each of the Sponsor Directors.

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business day means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

Class or Classes means any class or classes of Shares as may from time to time be issued by the Company.

Class A Shares means the Class A ordinary Shares in the capital of the Company of a par value of $0.0001 each, and having the rights provided for in these Articles.

Class B Shares means the Class B ordinary Shares in the capital of the Company of a par value of $0.0001 each, and having the rights provided for in these Articles.

Companies Act means the Companies Act (Revised) of the Cayman Islands.

Completion Window means the period of time:

(a)	commencing on, and including, the closing date of the IPO; and

(b)	ending on the date that is twenty four (24) months after the closing date of the IPO (or the date that is twenty seven (27) months after the closing date of the IPO if the Company has executed, within twenty four (24) months after the closing date of the IPO, a letter of intent, agreement in principle or definitive agreement for a Business Combination), or such earlier date as the Directors may approve in accordance with these Articles.

Designated Stock Exchange means any national securities exchange or automated quotation system on which the Company’s securities are traded, including, but not limited to, The Nasdaq Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market.

Directors means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

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Electronic Facility means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

Founders means the Sponsor and all Members immediately prior to the consummation of the IPO.

Independent Director has the same meaning as in the rules and regulations of the Designated Stock Exchange.

IPO means the Company’s initial public offering of securities.

IPO Redemption shall have the meaning ascribed to it in Article 36.6.

Management Team means the Officers and Directors.

Memorandum of Association means the memorandum of association of the Company, as amended, restated and/or or substituted from time to time.

Office means the registered office of the Company as required by the Companies Act.

Officers means the officers for the time being and from time to time of the Company.

Ordinary Resolution means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company (or such lower threshold as may be allowed under the Companies Act from time to time) in one or more instruments each signed by one or more of such Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

Ordinary Shares means the Class A Shares and Class B Shares.

Over-Allotment Option means the option of the Underwriters to purchase on a pro rata basis up to an additional 15 percent (15%) of the firm units issued in the IPO at the IPO price, less the underwriting discounts and commissions.

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paid up means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

Permitted Withdrawals means amounts withdrawn from the Trust Fund (i) to fund the Company’s working capital requirements, subject to an annual limit of $1,000,000, and (ii) to pay the Company’s taxes, provided that notwithstanding the $1,000,000 annual limitation applicable to working capital withdrawals, all Permitted Withdrawals may only be made from interest and not from the principal held in the Trust Fund.

Person means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

Preference Shares means the preference Shares in the capital of the Company of a par value of $0.0001 each, and having the rights provided for in these Articles.

Principal Register, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

Private Placement Units means any units sold in a private placement simultaneously with the IPO.

Public Shares means the Class A Shares issued as part of the units issued in the IPO (which excludes (a) the Class A Shares to be issued upon the conversion of the Class B Shares and (b) the Class A Shares underlying any Private Placement Units).

Redemption Price shall have the meaning ascribed to it in Article 36.6.

Register means the register of members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

Seal means the common seal of the Company (if adopted) including any facsimile thereof.

SEC means the United States Securities and Exchange Commission.

Secretary means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

Series means a series of a Class as may from time to time be issued by the Company.

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Share means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

Shareholder or Member means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

Share Premium Account means the share premium account established in accordance with these Articles and the Companies Act.

signed means bearing a signature or representation of a signature affixed by mechanical means.

Special Resolution means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds, other than with respect to amending either of Articles 22.5 or 27(d) (except where such amendment is proposed in respect of the consummation of the Business Combination) where such majority shall be at least 90%, of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company (or such lower threshold as may be allowed under the Companies Act from time to time) in one or more instruments each signed by one or more of such Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Sponsor means Churchill Sponsor XIII LLC, a Delaware limited liability company, and its successors and assigns.

Sponsor Director means any Director nominated by the Sponsor who is not an Independent Director.

Treasury Shares means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

Trust Fund means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the sale of the Private Placement Units, will be deposited.

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Underwriter means an underwriter of the IPO.

1.2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(h)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(i)	the term “holder” in relation to a Share means a person whose name is entered in the Register as the holder of such Share.

1.3	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

2	PRELIMINARY

2.1	The business of the Company may be commenced at any time after incorporation.

2.2	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

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2.3	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

2.4	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

3	SHARES

3.1	Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Article 4.

3.2	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO (or the immediately following business day if such 52nd day is not a business day) unless the Underwriters inform the Company of their decision to allow earlier separate trading, subject to the Company filing a Current Report on Form 8-K with the SEC, containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO and the issuance of a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

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3.3	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

3.4	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

3.5	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

3.6	Except as otherwise specified in these Articles or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares shall vote as a single class.

3.7	The Company shall not issue Shares to bearer.

4	FOUNDER SHARES CONVERSION, ANTI-DILUTION RIGHTS AND LIMITATIONS

4.1	Subject to adjustment as provided in Article 4.2, Class B Shares shall be automatically converted into Class A Shares on a one-for-one basis (the Initial Conversion Ratio) (i) at the time of a Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the consummation of the Business Combination, as may be determined by the Directors) or, (ii) at the option of the holders of Class B Shares, any time prior to the consummation of a Business Combination, subject to adjustment to account for share subdivisions, share capitalisations, reorganisations, recapitalisations, or other adjustments to the aggregate authorised or issued share capital of the Company.

4.2	Notwithstanding the Initial Conversion Ratio, unless and to the extent the holders of a majority of the issued and outstanding Class B Shares agree to waive such anti-dilution adjustment, in the case that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares shall automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty-five percent (25%) of the sum of:

(a)	the total number of all Ordinary Shares in issue at the time of the IPO (including any Class A Shares issued pursuant to any Over-Allotment Option but excluding any Class A Shares underlying any Private Placement Units issued to the Sponsor); plus

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(b)	the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with the closing of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) Class A Shares underlying, or issuable upon exercise of private placement warrants included in, any Private Placement Units issued to the Sponsor or any members of the Company’s Management Team upon conversion of working capital loans.

The term equity-linked securities refers to any securities of the Company or any of the Company’s subsidiaries which are convertible into, or exchangeable or exercisable for, equity securities of the Company or such subsidiary, including any private placement of equity or debt.

For the avoidance of doubt, such Class A Shares issued upon conversion will not have any redemption rights or be entitled to proceeds of liquidation from the Trust Fund pursuant to Article 36.8.

4.3	Notwithstanding anything to the contrary contained herein in no event shall the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

4.4	References in this Article 4 to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Member, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

4.5	Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to these Articles and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

4.6	The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

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4.7	Notwithstanding anything to the contrary herein, the holders of Class B Shares and/or Class A Shares issued upon conversion of Class B Shares as described above shall not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Company (other than, for the avoidance of doubt, in respect of any Public Shares held by such Person which may be redeemed for cash in accordance with Article 36.8(a)), or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Class A Shares in connection with a shareholder vote to amend these Articles (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Company has not completed an initial Business Combination within the Completion Window or (B) with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

5	MODIFICATION OF RIGHTS

5.1	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class (other than with respect to a waiver of the anti-dilution provisions by agreement of a majority of the issued and outstanding Class B Shares in accordance with Article 4.2 hereof), or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him or her. For the purposes of this Article the Directors may treat all the Classes or any two (2) or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

5.2	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, any variation of the rights conferred upon the holders of Shares of any other Class or the redemption or purchase of any Shares of any Class by the Company.

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6	CERTIFICATES

6.1	If so determined by the Directors, any Person whose name is entered as a Member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.

6.2	Every share certificate of the Company shall bear legends to the extent required under the applicable laws, including the Exchange Act.

6.3	Any two (2) or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

6.4	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

6.5	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

7	FRACTIONAL SHARES

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated. No fractional shares will be issued upon exercise of warrants. If, upon exercise of warrants, a holder would be entitled to receive a fractional interest in a Share, the Company will, upon exercise, round down to the nearest whole number of Class A shares to be issued to the warrant holder.

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8	LIEN

8.1	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he or she is the sole registered holder of a Share or one (1) of two (2) or more joint holders) for all amounts owing by him or her or his or her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

8.2	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

8.3	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he or she shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

8.4	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

9	CALLS ON SHARES

9.1	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

9.2	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

9.3	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

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9.4	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

9.5	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

9.6	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him or her, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

10	FORFEITURE OF SHARES

10.1	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

10.2	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

10.3	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

10.4	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

10.5	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

10.6	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

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10.7	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

10.8	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

11	TRANSFER OF SHARES

11.1	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to, the Exchange Act), a Member may transfer all or any of his or her Shares. If the Shares in question were issued in conjunction with options or warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Shares without evidence satisfactory to them of the transfer of such option or warrant.

11.2	The instrument of transfer of any Share shall be in (a) any usual or common form, (b) such form as is prescribed by the Designated Stock Exchange, or (c) any other form as the Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

11.3	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

11.4	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

11.5	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

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12	TRANSMISSION OF SHARES

12.1	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two (2) or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

12.2	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

12.3	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered Shareholder, except that he or she shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

13	ALTERATION OF SHARE CAPITAL

13.1	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

13.2	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

13.3	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

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14	REDEMPTION, PURCHASE AND SURRENDER OF SHARES

14.1	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the applicable Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

14.2	With respect to redeeming, repurchasing or surrendering the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 36;

(b)	Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own Class B Shares which shall be equal to twenty-five percent (25%) of the Company’s issued Shares (other than any Class A Shares underlying any Private Placement Units) after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 36.2(b).

14.3	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

14.4	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

14.5	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

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15	TREASURY SHARES

15.1	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

15.2	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

15.3	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

15.4	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

16	GENERAL MEETINGS

16.1	The Directors (by majority approval), the chief executive officer, or the chairman (as applicable) may, whenever they think fit, convene a general meeting of the Company. Members shall not have the right to call a general meeting of the Company except as provided for in Article 16.6.

16.2	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

16.3	The Directors (or the chief executive officer or the chairman, as applicable) may cancel or postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors (or the chief executive officer or the chairman) shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors (or the chief executive officer or the chairman) may determine.

16.4	Shareholders seeking to bring business before an annual general meeting of the Company, or to nominate candidates for appointment as directors at an annual general meeting, must provide written notice of such business to the Company. Such notice must be received by the Secretary at the Company’s principal office no later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding annual general meeting. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein.

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16.5	To be in proper written form, a Member’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such Member proposes to bring before the annual general meeting (i) a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Articles, the language of the proposed amendment) and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of such Shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the Class or Series and number of Shares that are owned beneficially and of record by such Shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such Member and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such Member, (v) any material interest of such Member and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such Member intends to appear in person or by proxy at the annual general meeting to bring such business before the annual general meeting.

16.6	If at any time there are no Directors, any two (2) Shareholders (or if there is only one (1) Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

17	NOTICE OF GENERAL MEETINGS

17.1	At least five (5) clear days’ notice in writing shall be given of any general meeting, and every notice shall:

(a)	specify the place (including any Electronic Facility), the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution; and

(b)	be given to such Persons as are, under these Articles, entitled to receive such notices from the Company,

but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

17.2	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

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18	PROCEEDINGS AT GENERAL MEETINGS

18.1	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

18.2	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least one-third of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

18.3	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

18.4	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility, a telephone or similar communication equipment and such participation shall be deemed to constitute presence in person at the meeting.

18.5	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company and the chairman from time to time may adopt certain rules and regulations for the conduct of meetings as he or she sees fit.

18.6	If there is no such chairman, or if at any general meeting he or she is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

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18.7	The chairman may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

18.8	A resolution put to the vote of the meeting shall be decided on a poll.

18.9	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

18.10	In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

18.11	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

19	VOTES OF SHAREHOLDERS

19.1	Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or she or the Person represented by proxy is the holder.

19.2	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

19.3	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him or her, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

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19.4	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him or her in respect of Shares carrying the right to vote held by him or her have been paid.

19.5	On a poll votes may be given either personally or by proxy.

19.6	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised or given in any such other manner as the Directors may approve. A proxy need not be a Shareholder.

19.7	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

19.8	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

19.9	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

19.10	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

19.11	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

20	CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were an individual Shareholder or Director.

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21	CLEARING HOUSES

If a clearing house (or its nominee) is a Member of the Company, it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

22	DIRECTORS

22.1	Subject to Articles 22.2, 22.4 and 22.5, the Company may by Ordinary Resolution appoint any Person to be a Director.

22.2	Subject to Article 22.4, there shall be up to nine (9) Directors of the Company and the Directors may from time to time fix the maximum and minimum number of Directors to be appointed by resolution of the board of Directors.

22.3	There shall be no shareholding qualification for Directors.

22.4	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until:

(a)	the expiration of their term;

(b)	their successor shall have been duly elected and qualified; or

(c)	their earlier death, resignation or removal.

No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

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22.5	Prior to the closing of an initial Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares (only) appoint any person to be a Director and remove any Director for any reason. For the avoidance of doubt (i) prior to the closing of an initial Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director; provided, however, that if all of the Class B Shares are converted prior to the date of the initial Business Combination, the holders of Class A Shares will have the right to vote on the election of Directors and (ii) following the closing of an initial Business Combination, the Company may by Ordinary Resolution (of all Shareholders entitled to vote) appoint or remove any Director in accordance with these Articles.

22.6	For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, may be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 22.2, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

23	ALTERNATE DIRECTOR

Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him or her and where he or she is a Director to have a separate vote in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall not be an Officer solely as a result of his or her appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

24	POWERS AND DUTIES OF DIRECTORS

24.1	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

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24.2	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, a chief executive officer, a president, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other Officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

24.3	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

24.4	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

24.5	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an Attorney or Authorised Signatory, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

24.6	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

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24.7	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

24.8	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

24.9	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

24.10	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

24.11	The Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator without the sanction of a resolution passed by the Company in general meeting.

25	BORROWING POWERS OF DIRECTORS

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

26	THE SEAL

26.1	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

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26.2	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

26.3	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

27	DISQUALIFICATION OF DIRECTORS

The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	prior to the closing of an initial Business Combination, is removed from office by Ordinary Resolution of the holders of the Class B Shares (only);

(e)	following the closing of an initial Business Combination, is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(f)	is removed from office pursuant to any other provision of these Articles.

28	PROCEEDINGS OF DIRECTORS

28.1	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

28.2	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

28.3	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two (2) or more Directors the quorum shall be two (2), and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

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28.4	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

28.5	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

28.6	Any Director may act by himself or herself or his or her firm in a professional capacity for the Company, and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorise a Director or his or her firm to act as auditor to the Company.

28.7	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

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(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

28.8	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

28.9	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

28.10	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

28.11	The Directors may elect a chairman of their meetings and determine the period for which he or she is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

28.12	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

28.13	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

28.14	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

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29	DIVIDENDS

29.1	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

29.2	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

29.3	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his or her registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

29.4	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

29.5	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

29.6	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

29.7	No dividend shall bear interest against the Company.

30	ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

30.1	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

30.2	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

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30.3	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

30.4	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

30.5	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the Audit Committee) as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

30.6	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

31	CAPITALISATION OF RESERVES

31.1	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively; or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

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(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation; or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

32	SHARE PREMIUM ACCOUNT

32.1	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

32.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

33	NOTICES

33.1	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have provided to the Company or its registrar and transfer agent, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

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33.2	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

33.3	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other electronic communication, shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company’s website, shall be deemed to have been served one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

33.4	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him or her) in the Share.

33.5	Notice of every general meeting of the Company shall be given in any manner authorised by these Articles to:

(a)	all Shareholders holding Shares with the right to receive notice on the record date for such meeting and who have supplied to the Company an address for the giving of notices to them; and

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(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

34	INDEMNITY

34.1	To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an Indemnified Person) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings, whether threatened, pending or completed (a Proceeding), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), (ii) arising as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”, (iii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iv) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending, or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such Director.

34.2	To the fullest extent permitted by law, no Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

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(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any liability, obligation or duty to the Company that may arise as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by these Articles under the heading “Business Opportunities”; or

(g)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto, unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

34.3	The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

34.4	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

34.5	The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire pursuant to an agreement with the Company or otherwise. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

35	NON-RECOGNITION OF TRUSTS

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

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36	BUSINESS COMBINATION REQUIREMENTS

36.1	Notwithstanding any other provision of the Articles, the Articles under this heading “Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the full distribution of the Trust Fund pursuant to Article 36.8(a). In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

36.2	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)	provide Members with the opportunity to have their Shares redeemed by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund (which interest shall be net of Permitted Withdrawals), divided by the number of Public Shares then in issue.

36.3	If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

36.4	If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

36.5	At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles:

(a)	one or more Shareholders holding at least one-third of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum; and

(b)	in the event that a Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

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36.6	Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Article 36.3, any Member holding Public Shares who is not a Founder, Officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that (a) no such Member, together with any Affiliate of such Member or any other person with whom such Member is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), may exercise this redemption right with respect to more than fifteen percent (15%) of the Public Shares without the prior consent of the Directors and (b) any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination (the Election Deadline). Notwithstanding the foregoing sentence, the board of Directors may, at any time and either before or after the initially scheduled vote on a Business Combination, in its sole discretion extend the Election Deadline to a later date and may extend an Election Deadline which has already been extended. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he or she is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund (which interest shall be net of Permitted Withdrawals), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price).

36.7	The Redemption Price may be paid either immediately prior to or promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or not completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

36.8

(a)	In the event that either the Company does not consummate a Business Combination within the Completion Window, or such later time as the Members of the Company may approve in accordance with these Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (which interest shall be net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

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(b)	If any amendment is made to Article 36.8(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Completion Window, or any amendment is made with respect to any other provision of these Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (which interest shall be net of Permitted Withdrawals), divided by the number of Public Shares then in issue.

36.9	Except for Permitted Withdrawals, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 36.6, a repurchase of Shares by means of a tender offer pursuant to Article 36.2(b), a distribution of the Trust Fund pursuant to Article 36.8(a) or an amendment under Article 36.8(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

36.10	Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 14 where the holders of such Shares have waived any rights to receive funds from the Trust Fund, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination.

36.11	The Company may only consummate a Business Combination that meets the definition of such term as specified herein.

36.12	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

36.13	A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors. A resolution of the Directors to approve a Business Combination will only be validly passed if all Sponsor Directors and a majority of the Independent Directors vote in favour of the Business Combination.

36.14	The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

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36.15	The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor and/or any Director(s) or Officer(s) if such transaction is approved by a majority of the Independent Directors and the Directors that did not have an interest in such transaction. In the event the Company seeks to enter into a Business Combination with an entity that is Affiliated with the Sponsor and/or any Director(s) or Officer(s), the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions stating that the consideration to be paid by the Company in such Business Combination is fair to the Company from a financial point of view.

36.16	A Member may not withdraw a redemption notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

37	BUSINESS OPPORTUNITIES

37.1	To the fullest extent permitted by applicable law, none of the Sponsor or any individual serving as a Director or an Officer (Management) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any member of Management, on the one hand, and the Company, on the other or (b) the presentation of which would breach an existing legal obligation of a member of Management to any other entity. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

37.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

37.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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38	WINDING UP

38.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims. Subject to the rights attaching to any Shares (including such rights granted in Article 36), in a winding up:

(a)	if the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

38.2	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

39	AMENDMENT OF ARTICLES OF ASSOCIATION

Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

40	CLOSING OF REGISTER OR FIXING RECORD DATE

40.1	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of the Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

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40.2	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

40.3	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

41	REGISTRATION BY WAY OF CONTINUATION

The Company may by resolution of the Directors resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organisational documents to be adopted by the Company in such other jurisdiction to the extent applicable). In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

42	MERGERS AND CONSOLIDATION

42.1	The Company may merge or consolidate in accordance with the Companies Act.

42.2	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

43	DISCLOSURE

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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44	CERTAIN TAX FILINGS

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles. For the purposes of this Article, Tax Filing Authorised Person means such person as any Director shall designate from time to time, acting severally.

45	EXCLUSIVE JURISDICTION AND FORUM

45.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum of Association, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Companies Act, the Memorandum of Association or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

45.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

45.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

45.4	This Article 45 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

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